Exhibit 3.2

MC - 403244 Certificate Of Incorporation Assistant Registrar of Companies, Cayman Islands. I, JOY A. RANKINE Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by Aimfinity Investment Merger Sub I an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 13th day of September Two Thousand Twenty - Three Given under my hand and Seal at George Town in the Island of Grand Cayman this 13th day of September Two Thousand Twenty - Three Authorisation Code : 587997068685 www.verify.gov.ky 14 September 2023